EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-178840, No. 333-130763 and No. 333-91192) on Form S-8 and Registration Statements (No. 333-192856, No. 333-191269, and No. 333-169540) on Form S-3 of The LGL Group, Inc. of our report dated March 31, 2014, relating to our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for the years then ended, which appears in this Annual Report on Form 10-K of The LGL Group, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Orlando, Florida
March 31, 2014